Exhibit 10.50

March 14, 2023

DAVID O’HARA
15212 38TH PL NE

LAKE FOREST PARK, WA 98155

Re: Amended and Restated Employment Offer Letter

Dear David:

The purpose of this amended and restated employment offer letter (the “Employment Offer Letter”) is to amend, restate and set forth certain clarifications to the Employment Contract dated March 30, 2021 (the “Original Employment Offer Letter”) between you and Signing Day Sports, Inc. (the “Company”). The terms of the Employment Offer Letter are as follows:

The Company is pleased to offer to retain you in the position of Chief Operating Officer on the following terms.

Effective as of the date hereof, you will continue to be responsible for duties that are customary for a Chief Operating Officer of a company like the Company, including, but not limited to, overseeing the day-to-day administrative and operational functions of the Company, leading the implementation of Company’s business initiatives and strategies, and optimizing the Company’s operational capabilities. You will report to the Chief Executive Officer of the Company. Your work will be performed remotely with occasional in-person meetings as the Company may from time to time request. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of the date hereof, your initial salary under this Employment Offer Letter will be $170,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. Subject to and starting as of the date of consummation of the initial public offering of the Company (the “Effective Date”), and subject to the approval of the Company’s Board of Directors or its Compensation Committee, your salary will be $185,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. On the Effective Date, you will also receive an initial cash bonus of $35,000, subject to the approval of the Company’s Board of Directors or its Compensation Committee.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted restricted stock in the amount of 450,000 shares of common stock of the Company (the “Shares”). The Shares will be subject to the terms and conditions applicable to restricted stock granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Award Agreement (the “Award Agreement”). The Shares will vest as to 225,000 shares of common stock on March 29, 2023, 56,250 shares of common stock on March 29, 2024, 4,687 shares of common stock at the end of each of the following 35 calendar months, and 4,705 shares of common stock at the end of the 36th calendar month following the one (1) year anniversary of the grant date, provided you remain in continuous service with the Company, as described in the applicable Award Agreement.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including the Original Employment Offer Letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this Employment Offer Letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to us by April 3, 2023, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this Employment Offer Letter will become effective as of the date hereof.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Daniel D. Nelson
Daniel D. Nelson
Chief Executive Officer

Understood and Accepted:

/s/ David O’Hara	4/3/2023
David O’Hara	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement